UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):   December 19, 2008

BOISE CASCADE HOLDINGS, L.L.C. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	333-122770 (Commission File Number)	20-1478587 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300 Boise, Idaho 83702-5389 (Address of principal executive offices) (Zip Code)

(208) 384-6161 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                     Other Events

As previously announced, we sold a Boise Inc. note receivable in June 2008 for $52.7 million after selling expenses.  In July 2008, we sold our Brazilian subsidiary for $45.5 million after selling expenses.  We are obligated under the indenture governing our 7.125% senior subordinated notes to use the Net Available Cash (as defined in the indenture) from the sale of the note receivable and the Brazil operations within one year to repay senior indebtedness, acquire additional assets or make a tender offer at par for a portion of the senior subordinated notes.

Based on our plans for 2009, we expect to fully utilize the Net Available Cash from such previous asset dispositions to either repay indebtedness under our senior credit agreement or to acquire additional assets through capital expenditures.  As a result, we do not intend to make a tender for any of our senior subordinated notes due 2014 using asset disposition proceeds.  The amount of indebtedness we repay under our senior credit agreement will depend on our level of capital spending over the next two quarters.  In connection with any senior credit agreement debt repayment using asset disposition proceeds, we will terminate a like amount of lending commitment under the facility.

Notwithstanding the foregoing, we may from time to time elect to make open market repurchases of the senior subordinated notes.  The timing and amount of any such repurchases will depend on then-existing business conditions and our available liquidity.  As a result, we cannot make any assurances as to whether any such repurchases will be completed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE HOLDINGS, L.L.C.

	By	/s/ David G. Gadda
David G. Gadda
Vice President, General Counsel and Secretary
Date: December 19, 2008